Exhibit 10.39

February 23, 2009

BY HAND DELIVERY

Michael Rescoe

400 Interpace Parkway

Parsippany, NJ 07054

Dear Mike:

This letter will follow up on our conversations regarding the expected transition of the Corporate Finance function to the UK and your departure as Chief Financial Officer of Travelport following a transition period.  Pursuant to Section 7(e) and Section 11(i) of the November 9, 2006 Employment Agreement between you and Travelport Limited (“the Employment Agreement”), this will confirm that your employment with Travelport Limited and its subsidiaries will be terminated without Cause (as defined in the Employment Agreement) under Section 7(c) of the Employment Agreement, effective October 1, 2009, provided you remain employed in good standing, i.e., you are not terminated for Cause (as defined in the Employment Agreement) and you do not terminate your employment other than as a result of your death or Constructive Termination (as defined in the Employment Agreement), through October 1, 2009.  As part of your separation from service with the Company, you will receive the severance benefits set forth in Section 7(c)(iii) of the Employment Agreement as well as certain other benefits, each as more fully set forth in the attached Agreement and General Release and Personal Statement of Termination Benefits.

Thank you for your contributions to the Company.

Very truly yours,

Jo-Anne Kruse

Executive Vice President, Human Resources

Travelport Limited

UNDERSTOOD AND AGREED:

/s/ Michael Rescoe
Michael Rescoe

2/23/09
Date